UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2024

IKENA ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40287	81-1697316
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, Massachusetts 02210
(Address of principal executive offices, including zip code)

(857) 273-8343

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IKNA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On January 18, 2024, Ikena Oncology, Inc. (the “Company”) announced that it estimates that its cash, cash equivalents and marketable securities were approximately $175 million as of December 31, 2023. These financial results are only preliminary estimates and are based on information available to management as of the date of this Current Report on Form 8-K and these estimates could change. The Company’s actual financial results as of December 31, 2023 are subject to the completion of its financial statements as of and for such period. The Company’s independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates and accordingly, do not express an opinion or any other form of assurance with respect thereto. The Company’s actual results for the year ended December 31, 2023 will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and may differ materially from the above estimate.

The information contained in Item 2.02 of this Current Report on Form 8-K is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 17, 2024, the Board of Directors of the Company approved a plan to reduce the Company’s workforce by approximately 35% (the “Workforce Reduction”). The Workforce Reduction is designed to align the Company’s workforce with its strategy to focus on its clinical stage, targeted oncology programs, IK-930 and IK-595. The Workforce Reduction generally affects employees working in the Company’s discovery organization, as well as select employees working in development and general and administrative functions. The Workforce Reduction will result in the termination of approximately twenty (20) employees and is expected to be completed by March 31, 2024. Following the Workforce Reduction, the Company expects to have approximately thirty-seven (37) full-time employees and to be appropriately resourced to continue executing its current strategy.

The Company expects that the Workforce Reduction and focus on its clinical programs will result in a reduction of the Company’s operating expenses and, based on its current operating plans, extends the Company’s cash runway into the second half of 2026. The Company expects to incur exit costs related to the discontinuation of its discovery efforts and expects to recognize these charges during the three months ended March 31, 2024, of which aggregate charges of approximately $1.6 million relate to the Workforce Reduction. Expenses related to the Workforce Reduction consist of employee severance and related termination benefits, and are expected to result in approximately $1.6 million in cash expenditures.

Item 7.01	Regulation FD Disclosure.

On January 18, 2024, the Company issued a press release announcing the Workforce Reduction. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

As previously disclosed, the Company’s AHR antagonist IK-175 and kynureninase IK-412 programs, in development in collaboration with Bristol Myers Squibb, were eligible for opt-in through early 2024. On January 17, 2024, Bristol Myers Squibb notified the Company of its decision not to opt-in on the IK-175 program. In addition, Bristol Myers Squibb did not provide an opt-in exercise for the IK-412 program. As a result, the Company has regained full global rights to the IK-175 and IK-412 programs. The IK-412 program remains IND ready. The Phase 1b study of IK-175 in urothelial carcinoma was completed and closed in 2023, and study data will be submitted for presentation at a future medical meeting. The Company will not invest further in the clinical development of IK-175 or IK-412 but will pursue strategic business development opportunities, including out-licensing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Ikena Oncology, Inc. Press Release, dated January 18, 2024

104	Cover Page Interactive Data File

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ikena Oncology, Inc.

Date: January 18, 2024	By:	/s/ Mark Manfredi
Mark Manfredi, Ph.D.
President and Chief Executive Officer